Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124536, 333-113472, 333-102770, 333-82724, 333-82722, 333-57026, 333-54868, 333-52434 and 333-35862) pertaining to the Exelixis, Inc. 401(k) Plan, the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan and the 2000 Non-Employee Directors’ Stock Option Plan of Exelixis, Inc. and the Registration Statements on Form S-3 (Nos. 333-66134, 333-119984 and 333-122079), of our reports dated March 7, 2006 with respect to the consolidated financial statements of Exelixis, Inc., Exelixis, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Palo Alto, California

March 7, 2006